Cannabis Sativa, Inc. Awarded Patent for "Ecuadorian Sativa" Cannabis Plant

MESQUITE, NV / ACCESSWIRE / December 21, 2016 / Cannabis Sativa, Inc. (OTCQB: CBDS) announced that on December 20, 2016, the company's subsidiary was awarded Patent PP27,475 for a Cannabis Plant named "Ecuadorian Sativa".

"Equadorian Sativa" has been shown in laboratory testing by Steephill Labs to have a Limonene level that is extraordinarily high at a level of 4.53, 10 to 20 times the usual range. This sets "Equadorian Sativa" apart from other varieties in its odor, the effects on mood and mentation and its medical qualities.

The objective of the breeding, which produced this novel plant strain nicknamed "CTA", was primarily to develop a plant having the following characteristics: (a) medicinal properties that included hypotensive activity; (b) psychoactive properties that motivated and energized, rather than creating lethargy, sleepiness, and (c) increased food consumption.

Anecdotally, there are indications that its use may prevent some cancers and may cause apoptosis of cancer cells in vivo. There is a good possibility that the high levels of limonene may slow down the build-up of plaque in the arteries and reduce the effect of low-density lipo-proteins on the circulatory system. Indications are that "Ecuadorian Sativa" has many medical qualities that make it an important tool to maintain health and deal with illness.

"Our patience is now rewarded with the issuance of Patent PP27,475". "This patent will open up new areas for research and opportunities for CBDS", said CEO Mike Gravel.

This plant was derived from a female said to be of a strain called colloquially, "Celestial Temple Sativa" an individual grown in Ecuador that as a solitary plant reached a height of 23 feet. The male parent is said to have been of a strain known colloquially as "Island Sweet Skunk".

The Company's President David Tobias said, "This is a major accomplishment and is a tribute to the foresight and perseverance of management to solidify Cannabis Sativa's contribution to the maturing Cannabis industry.

Forward-Looking Statements:
This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Underlying assumptions include without limitation, the ongoing enactment of legislation favorable to the production of and the commercialization of cannabis products and the Company's success in capitalizing on that legislation. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contact Information:
Investor Relations
Mesquite, NV 89027
702-345-4074
http://www.cannabissativainc.com
SOURCE: Cannabis Sativa Inc.